Exhibit 99

Post Office Box 216 307 North Defiance Street Archbold, Ohio 43502	NEWS RELEASE

Company Contact:	Investor and Media Contact:
Lars B. Eller President and Chief Executive Officer Farmers & Merchants Bancorp, Inc. (419) 446-2501 leller@fm.bank	Andrew M. Berger Managing Director SM Berger & Company, Inc. (216) 464-6400 andrew@smberger.com

F&M Bank Announces Leadership Changes and Retirements of Rex Rice, EVP & Chief Lending Officer and Benét Rupp, EVP & Chief Administrative Officer

•
David Gerken Promoted to EVP | Chief Lending Officer
•
Tim Carsey Promoted to SVP | Chief Administrative Officer
•
Alexis Smith Promoted to SVP | Chief People Officer
•
Amy Cover Promoted to SVP | Chief Marketing Officer

Archbold, Ohio—January 22, 2024— F&M Bank (“F&M”), an Archbold, Ohio based bank owned by Farmers & Merchants Bancorp, Inc. (Nasdaq: FMAO) announced the retirements of Rex Rice, EVP & Chief Lending Officer and Benét Rupp, EVP & Chief Administrative Officer. Rice will remain in his role until March 1, 2024. Rupp will remain in her role until March 22, 2024. F&M also announced several promotions as part of the Company’s established succession plan.

Lars Eller, President and CEO, stated, “On behalf of everyone at F&M, we want to thank Rex and Benét for their years of dedication and service. Rex began with the bank in 1981 and has served in a variety of leadership capacities. He has been an integral part of F&M’s success over the past 43 years, where we have seen our lending portfolio grow to over $2.5 billion. Rex has been a trusted advisor and invaluable partner, and I wish him all the best in his well-deserved retirement. Benét joined F&M in 2019 and has been an instrumental member of our executive team over the past five years. Under Benét’s leadership we have continuously improved significant functions within the bank including human resources, operations, and strategic planning. I’d like to thank Benét for being a catalyst for change within the organization and I wish her all the best in her retirement.”

Mr. Eller continued, “Since becoming CEO in 2019, I have consistently emphasized the importance of recruiting, developing, and retaining highly motivated, skilled, and dedicated talent. We are very excited for David, Tim, Alexis, and Amy as they assume additional responsibilities. I look forward to the expanded leadership and continued contributions each will bring to F&M. With these strategic changes, we are better positioned than ever to embrace the future and deliver increased value to our customers, associates, shareholders, and communities.”

David Gerken Promoted to EVP | Chief Lending Officer

As Chief Lending Officer, Mr. Gerken will oversee the Bank’s commercial, agriculture and consumer lending areas as well as special assets and treasury management solutions. Mr. Gerken has over 30 years of commercial banking experience and most recently served as F&M’s SVP Senior Commercial Banking Manager. He has a BA in Business Administration from Defiance College.

Tim Carsey Promoted to SVP | Chief Administrative Officer

As Chief Administrative Officer, Mr. Carsey will lead F&M’s deposit and loan operations, digital banking, and customer care functions. Mr. Carsey joined F&M in 2022 as VP Senior Operations Manager and has over 31 years of banking experience. He attended The Ohio State University. In his previous role at PNC, Mr. Carsey crafted an impressive performance record, highlighting his proven abilities as a change leader.

Alexis Smith Promoted to SVP | Chief People Officer

As Chief People Officer, Ms. Smith has assumed additional responsibilities associated with the Company’s strategic planning strategies and will continue to lead human resources for F&M inclusive of talent, learning, benefits, organization development, and payroll. Ms. Smith joined F&M in 2020 as VP Talent and Organization Development. She has over 25 years of HR, training, and organization development experience across multiple industries. Ms. Smith has both a BA and MA in Classics from The University of Toledo.

Amy Cover Promoted to SVP | Chief Marketing Officer

As Chief Marketing Officer, Ms. Cover has assumed additional responsibilities that include product development and customer experience strategies and will continue to lead marketing and brand strategy, communications, and public relations across F&M’s footprint. Ms. Cover joined the Bank in 2009 and has held a variety of leadership positions within the bank’s marketing function. Ms. Cover has a BA in Communications & Marketing and an MBA from Defiance College and attended the Graduate School of Banking at the University of Wisconsin – Madison.

About F&M Bank:

F&M Bank is a local independent community bank that has been serving its communities since 1897. F&M Bank provides commercial banking, retail banking and other financial services. Our locations are in Butler, Champaign, Fulton, Defiance, Hancock, Henry, Lucas, Shelby, Williams, and Wood counties in Ohio. In Northeast Indiana, we have offices located in Adams, Allen, DeKalb, Jay, Steuben and Wells counties. The Michigan footprint includes Oakland County, and F&M has Loan Production Offices in West Bloomfield, Michigan; Muncie, Indiana; Bryan, Ohio and Perrysburg, Ohio.

Safe harbor statement

Private Securities Litigation Reform Act of 1995. Statements by F&M, including management’s expectations and comments, may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21B of the Securities Exchange Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which F&M and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions, capital market conditions, or the effects of the COVID-19 pandemic, and its impacts on our credit quality and business operations, as well as its impact on general economic and financial market conditions. F&M assumes no responsibility to update this information. For more details, please refer to F&M’s SEC filing, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q. Such filings can be viewed at the SEC’s website, www.sec.gov or through F&M’s website www.fm.bank.